Exhibit 10.4
April 1, 2008
Mr. Derek Eiberg
c/o Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
Re: Employment Letter Agreement
Dear Derek:
We are pleased to confirm your employment with Image Entertainment, Inc. (“Image” or the “Company”) via this Employment Letter Agreement (the “Agreement”). The particulars of your employment are as follows:

Position:	Executive Vice President, Operations and Chief Technology Officer
Base Salary:	$250,000 annualized (Year One)
Reporting To:	Jeff M. Framer, Chief Financial Officer
Term:	April 1, 2008 through and including March 31, 2009
Your employment with Image is for an exempt, full-time position. This employment relationship cannot be changed, except by a written document signed by the President of Image and Image’s Board of Directors.
Your Base Salary is payable in equal bi-weekly installments subject to all applicable withholding and deductions.
You shall perform such duties as the President of Image and Image’s Board of Directors may reasonably require. In rendering services to Image, you shall use your best efforts and ability to maintain, further and promote the interests and welfare of Image. You hereby acknowledge and agree that your engagement by Image under this Agreement is exclusive and that during the Term you shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of Image, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Image or in a business similar to that of Image, without the prior written consent of Image. Without limiting the generality of the foregoing, the home entertainment licensing and distribution business shall constitute a business that is competitive with the business of Image and an entity engaged in the home entertainment licensing and distribution business shall be deemed a competitor of Image.
We offer a variety of employment benefits to you as Executive Vice President, Operations and Chief Technology Officer, including 100% company paid PPO (or equivalent) premium coverage for health and dental insurance for you, your spouse and dependent minor children, life and accidental death/dismemberment insurance, short and long-term disability insurance, an annual car allowance of $12,600 gross, paid bi-weekly, four weeks of vacation per year (up to the maximum accrual described in the Employee Handbook, which you hereby acknowledge receipt of, and you also agree that you will be bound by the terms of the Employee Handbook (including its conduct requirements) as may be in effect from time to time, and any and all other Image polices and procedures currently in force, sick leaves, 401(k) participation, and all other benefits provided to Image’s Executive Officers.

Bonus Compensation: You are entitled to participate in a corporate bonus plan tied to corporate profitability in an amount and form of payment to be presented annually by the President of Image and the Compensation Committee of Image’s Board of Directors. Nothing herein contained shall be construed to obligate the Company to adopt a Corporate Bonus Plan.
Options and Other Stock-Based Awards: The Parties acknowledge that the Compensation Committee of Image’s Board of Directors will be presented with an Executive Stock Plan by the President of Image, which, if and when approved, will be intended to provide you with enhanced stock option or award opportunities. Nothing herein contained shall be construed to obligate the Company to adopt a Corporate Options and Other Stock Based Awards Plan.
In the event that Image eliminates your position or your employment is terminated “without cause” (in either case, the “Separation Date”), Image agrees to pay you as severance the Base Salary you would have earned from the Separation Date through the end of the Term plus 6 months Base Salary (without vacation accrual), any bonus compensation not previously paid for any prior period and full medical and dental insurance continuation for a period of 6 months following the end of the Term, with COBRA entitlement commencing thereafter, if permissible; otherwise, 6 months medical and dental insurance continuation under COBRA, payable by Image for the first 6 months following the end of the Term. You will be required to execute a standard waiver and release agreement to be entitled to the severance benefits described in this paragraph.
In the event of “Cause” (as defined below), Image may terminate your employment at any time, effective upon delivery of written notice by Image to you. In any such event, all of Image’s obligations hereunder will immediately terminate without further liability to Image. “Cause” shall be defined as your (a) fraud, dishonesty or felonious conduct or breach of fiduciary duty; (b) willful misconduct or gross negligence in the performance of your duties hereunder; (c) knowing and/or willful violation (including conduct in respect of your supervisory responsibilities) of any law, rule or regulation or other wrongful act that causes or is likely to cause harm, loss or disrepute to the Company; (d) conviction of a felony or misdemeanor (other than minor traffic violations, a first time driving under the influence of alcohol conviction, or an offense that does not affect the business or reputation of the Company); or (e) breach of any material provision of this Agreement or any other material agreement between Image and you, whenever executed, provided, however, that bona fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or your breach of any material provision of this Agreement.
During the Term, you shall have the right to terminate your employment for “Good Reason.” “Good Reason” shall mean any of the following events which occurs without your express written consent within a 12-month period following a Change in Control (as defined in Exhibit “A” hereto): (i) the assignment of any duties materially inconsistent with your status as an Executive Officer or a substantial reduction in the nature or status of your responsibilities from those in effect immediately prior to a Change in Control; (ii) the relocation of the principal executive offices to a location more than 35 miles from the current locale unless closer to home or requiring you to be based anywhere other than the principal executive offices except for required travel on business; (iii) the failure to continue in effect without material change or substantially similar substitution of any compensation or benefit plan in which you are entitled to participate, or the failure to continue your participation therein, or the taking of any action which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by you immediately prior to the Change in Control; (iv) the failure to obtain a successor’s assumption and agreement to perform the company’s obligations hereunder, unless the assumption occurs by operation of law; and (v) a breach by Image or the successor company of any material term hereunder.

If you terminate your employment for “Good Reason,” you shall be entitled to the same severance pay and benefits as if the termination had been “without cause.”
In the event of your death or permanent disability, this Agreement will terminate on the last day of the calendar month of your death or permanent disability. Your personal representative, heirs or beneficiaries, as applicable, entitled by will or the laws of descent and distribution shall be entitled to receive (a) all accrued but unpaid wages, bonus payments and vacation, (b) Base Salary continuation for a period of 6 months or through the expiration of the Term, whichever occurs first, (c) any bonus compensation payable and (d) dependent medical and dental insurance continuation for a period of 6 months or through the expiration of the Term, whichever comes first.
Please note that should your Term be extended you are eligible for an increase to Base Salary on April 1, 2009, and on April 1 of each subsequent year of your employment. The amounts of such increases, if any, are at the sole discretion of the President of Image and the Compensation Committee of Image’s Board of Directors.
Should Image wish to extend the Term for an additional period, such notification will be communicated to you in writing by no later than three months prior to the expiration of the previous Term. Any such extension is at the sole discretion of the President of Image and the Compensation Committee of Image’s Board of Directors. If you do not wish to accept extension of the Term, you may reject such extension in writing, and in any such case, the previous Term shall expire as scheduled. In either event, upon expiration of the Term, Image agrees to pay you 6 months Base Salary (without vacation accrual), any bonus compensation not previously paid for any prior period up through the expiration date and full medical and dental insurance continuation for a period of 6 months following the expiration date, with COBRA entitlement commencing thereafter, if permissible; otherwise, 6 months medical and dental insurance continuation under COBRA, payable by Image for the first 6 months following the expiration date.
Indemnification: Image will, to the maximum extent permitted by law, indemnify and hold you harmless against expenses, including reasonable attorney’s fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of your employment by Image. Image shall advance to you any expenses incurred in any proceeding to the maximum extent permitted by law. You will be entitled to utilize defense legal counsel of his choice, subject to the approval of Image, which approval will not be unreasonably withheld. Image will at all times maintain directors’ and officers’ liability insurance (“D&O Insurance”), or have sufficient funds to self-insure, in amounts and on terms at least as favorable as the D&O Insurance policy in effect on the date hereof.

This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes: (i) any and all prior and preliminary discussions; and (ii) any and all prior written or oral and any and all contemporaneous written or oral agreements, understandings and negotiations between the parties, including but not limited to prior written or oral employment agreements and severance agreements, and, there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. This Agreement shall not be modified, amended or altered except by an instrument in writing executed by the parties hereto. In case one or more of the provisions contained in this Agreement (or any portion of any such provision) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or any portion of any such provision), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein. The failure by Image, at any time, to require performance by Employee of any of the provisions hereof, shall not be deemed a waiver of any kind nor shall it in any way affect Image’s rights thereafter to enforce the same. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California. The parties represent and warrant that in executing this Agreement, they have each had the opportunity to obtain independent financial, legal, tax and other appropriate advice, and are not relying upon the other party (or the attorneys or other agents of such other party) for any such advice, and that accordingly, any ambiguities present in this Agreement shall not be construed against either party.
If you accept employment with Image on the terms and conditions described in this Agreement, please so indicate by signing below.
Sincerely,
/s/ ROBERT MCCLOSKEY
Robert McCloskey
Director and Chairman of the
Compensation Committee of the
Board of Directors
THE ABOVE IS ACCEPTED AND AGREED.

/s/ DEREK EIBERG	4/7/08

DEREK EIBERG	DATE

EXHIBIT A
For purposes of this letter agreement, a “Change in Control” shall mean: the occurrence of any of the following events:
(a) Any transaction, whether effected directly or indirectly, resulting in any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Image that represent greater than 35% of the combined voting power of Image’s then outstanding voting securities, other than
(i) any transaction or event resulting in the beneficial ownership of voting securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Image or any person controlled by Image or by any employee benefit plan (or related trust) sponsored or maintained by Image or any person controlled by Image, or
(ii) any transaction or event resulting in the beneficial ownership of voting securities by Image or a corporation owned, directly or indirectly, by the stockholders of Image in substantially the same proportions as their ownership of the stock of Image, or
(iii) any transaction or event resulting in the beneficial ownership of voting securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);
(b) Individuals who, as of the date this letter agreement is signed by Image, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by Image’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;
(c) The consummation by Image (whether directly involving Image or indirectly involving Image through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Image’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(i) which results in Image’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Image or the person that, as a result of the transaction, controls, directly or indirectly, Image or owns, directly or indirectly, all or substantially all of Image’s assets or otherwise succeeds to the business of Image (Image or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause as beneficially owning greater than 50% of combined voting power of the Successor Entity solely as a result of the voting power held in Image prior to the consummation of the transaction; or
(d) the approval by Image’s shareholders of a liquidation or dissolution of Image.
For purposes of clause (a)(i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Image’s shareholders, and for purposes of clause (a)(iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Image’s shareholders.